Exhibit 2 (d) DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT Itaú Unibanco Holding S.A. has the following series of securities registered pursuant to Section 12(b) of the Exchange Act: Title of each class Trading symbol(s) Name of each exchange on which registered Preferred Shares, without par value ITUB New York Stock Exchange* American Depositary Shares (as evidenced by American Depositary Receipts), each representing one Preferred Share ITUB New York Stock Exchange *Not for trading purposes, but only in connection with the listing on the New York Stock Exchange of American Depositary Shares representing those Preferred Shares. All references to (i) “Itaú Unibanco Holding,” “Itaú Unibanco Group,” “we,” “us” or “our” are references to Itaú Unibanco Holding S.A. and its consolidated subsidiaries and affiliates, except where specified or differently required by the context; (ii) the “Brazilian Government” are references to the federal government of the Federative Republic of Brazil (“Brazil”); (iii) “preferred shares” are references to our authorized and outstanding preferred shares with no par value; and (iv) “common shares” are references to our authorized and outstanding common shares with no par value. All references to “ADSs” are to American Depositary Shares, each representing one preferred share, without par value. The ADSs are evidenced by American Depositary Receipts (“ADRs”) issued by JP Morgan Chase Bank ("JP Morgan"). All references herein to the “real,” “reais” or “R$” are to the Brazilian real, the official currency of Brazil. All references to “US$,” “dollars” or “U.S. dollars” are to United States dollars. The following summary is subject to and qualified in its entirety by our Bylaws and Brazilian law and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in this annual report on Form 20-F, or in the Deposit Agreement, as applicable (as defined below), which is an exhibit to our Form 20-F. PREFERRED SHARES General Our preferred shares have been trading on the São Paulo stock exchange (B3) since 1944. Our preferred shares have been traded on the NYSE in the form of ADSs (one ADS represents one preferred share) since February 21, 2002, in compliance with NYSE and SEC requirements. ADS holders have no stockholder rights, which are governed by Brazilian Corporate Law. The depositary is the holder of the preferred shares underlying the ADSs. Holders of ADSs have ADS holder rights. Dividend rights Our Bylaws establish the distribution to stockholders of mandatory dividends equivalent to 25% of our net income calculated for each fiscal year, adjusted by the decrease or increase of amounts related to legal reserve, to reserve for contingencies and to its reversal related to prior years. The mandatory dividend may be paid as dividends or interest on capital.

- 2 - Amounts paid to stockholders as interest on capital, net of any withholding tax, may be included as part of the mandatory dividend. In such case, we are required to distribute to stockholders an amount sufficient to ensure that the net amount received by stockholders, after the payment by us of applicable withholding taxes in respect of the distribution of interest on capital, is at least equal to the mandatory dividend. For further information on the tax aspects and the different tax treatment applicable to dividends and interest on capital, see “Item 10E. Taxation”. Our Stockholder Remuneration Policy, which was approved by the board of directors, establishes the monthly payment of R$0.015 per share as an advance mandatory dividend. The date used as a reference to determine which stockholders are entitled to receive such dividend in Brazil is determined based on the stockholding position registered on the last day of the preceding month. With respect to our ADSs, the date used to determine which stockholders are entitled to receive the monthly dividend will be announced by the depositary bank, JPMorgan Chase Bank, N.A. In both cases, monthly dividends for a given month are paid on the first business day of the following month. Stockholders may claim the payment of any dividend for a period of three years from the dividend payment date. After this period, we have no responsibility whatsoever for such payment. Stockholders not residing in Brazil must register with the Central Bank so that dividends, interest on capital and other share-related amounts can be remitted abroad in foreign currency. Currently, we pay dividends and interest on capital equivalent to or higher than the mandatory dividends, but this may not continue to happen if our stockholders decide that such distribution is not advisable in view of our financial condition. In this case, our Fiscal Council issues an opinion about that decision, and management must present a report to the CVM detailing the reasons for the suspension of the dividend payment. Profits not distributed due to a suspension of the dividend payment must be allocated to a special reserve and, if it is not absorbed by losses in subsequent years, it must be paid as dividends as soon as our financial position so permits. Voting rights Pursuant to our Bylaws, the holders of preferred shares and therefore of our ADSs are not entitled to vote in our general stockholders’ meetings, except in specific circumstances. Even in such circumstances, ADS holders may be subject to practical restrictions on their ability to exercise their voting rights due to additional operational steps involved in communicating with these stockholders, as mentioned below. According to the provisions of the ADSs deposit agreement, in the event of a general stockholders’ meeting, we will provide notice to the depositary bank, which will, to the extent practicable, send such notice to ADS holders and instructions on how such holders can participate in such general stockholders’ meeting, and ADS holders should instruct the depositary bank on how to vote in order to exercise their voting rights. This additional step of instructing the ADS depositary bank may make the process for exercising voting rights longer for ADS holders. General Stockholder’s Meeting The Company’s General Stockholder’s Meetings is the supreme body that brings stockholders together, either on an ordinary or extraordinary basis, through a convening notice as set forth by law. The Annual General Stockholders’ Meeting is held within the four month following the end of the fiscal year, to resolve upon the financial statements and the distribution and allocation of profits, payout of dividends and election and removal of members of the board of directors, among others. Extraordinary General Stockholders’ Meeting is held whenever corporate interests so require and for matters outside the exclusive responsibility of the Annual General Stockholders’ Meeting. The Annual Stockholders’ Meeting is open on first call with the attendance of stockholders representing at least 25% of voting capital. Any amendments to the bylaws should be resolved at an Extraordinary Stockholders’ Meeting, which will be open on first call with the attendance of stockholders representing at least two thirds (2/3) of the voting capital. Our meetings are held with a quorum representing approximately 90% of our voting capital. Board of Directors

- 3 - Our Board of Directors is responsible for establishing our general business guidelines, including for our subsidiaries, and holds ordinary meetings eight times per year and extraordinary meetings when necessary. It is composed of 13 members, elected annually, all non-executive, and 7 are deemed independent. The appointment, election and removal of the board members are carried out in accordance with our bylaws, which provide for the ineligibility of persons who have reached the age of 70 for the position of member of the board of directors and the age of 73 for the position of Chairman or Co-Chairman. Preemptive Right, Capital Increase and Payment for Subscribed Shares Each stockholder has the preemptive right to subscribe for shares in any capital increase, in proportion to his equity interest, except in specific cases, in compliance with Brazilian Corporate Law. Our Bylaws authorize the board of directors to increase our capital stock up to a limit of 13,176,900,000 shares, of which 6,588,450,000 must be common shares and 6,588,450,000 preferred shares (authorized capital). Up to the limit of our authorized capital, shares may be issued without considering our stockholders preemptive rights if it is made: (i) for sale on a stock exchange; (ii) by public subscription; and (iii) in exchange for our shares at a public offering for acquisition of our control. Regardless of this provision, all increases in capital stock must be ratified by stockholders and approved by the Central Bank. After the approval of the capital increase by the Central Bank, stockholders must pay the amount corresponding to subscribed shares under the terms established in the subscription documentation in connection with that capital increase. A stockholder that fails to make payments under the terms of the subscription documentation will be deemed to be in default in accordance with Brazilian Corporate Law. Brazilian legislation does not provide for liability in capital calls. Therefore, the ownership interest of our stockholders may be diluted if they decide not to exercise their preemptive rights to subscribe shares in cases of capital increase. Form and Transfer Our shares are book-entry and Itaú Corretora de Valores S.A. is our bookkeeping service provider. Therefore, the shares issued by us are to be kept in deposit accounts, under the investor’s name. As an alternative, the investor may also deposit shares in the B3 via a custodian institution authorized by the CVM. In such case, the B3, as central depositary, holds the shares under its name but controls the ownership of the securities through a structure of deposit accounts kept under the investors’ name. There is no distinction in the rights and obligations of stockholders, regardless of whether their shares are deposited with a broker-dealer or with B3. Threshold Above Which Shareholder Ownership Must Be Disclosed Brazilian regulations require that any person or group of persons representing the same interest that has directly or indirectly acquired an equity exceeding, whether upwards or downwards, the thresholds of 5%, 10%, 15%, and so forth, of any type or class of shares of a publicly traded company must disclose its share ownership to the CVM and to Brazilian stock exchanges. Any subsequent increase or decrease in ownership of any type or class of shares reaching these thresholds must be similarly disclosed. Redemption and Withdrawal Rights Our common shares and our preferred shares are not redeemable, except upon delisting. Pursuant to Brazilian Corporate Law, however, the approval of certain matters entitles a dissenting stockholder to withdraw from the company, such right expiring 30 days after publication of the minutes of the applicable stockholders’ meeting. This withdrawal may occur under certain conditions upon reimbursement of the value of such holder’s shares, calculated based on criteria set forth under Brazilian Corporate Law. Also, in accordance with Brazilian Corporate Law, we are entitled to reconsider any resolution that gives rise to a withdrawal within ten days following the expiration of the withdrawal period, if such exercise of withdrawal rights jeopardizes our financial stability.

- 4 - Withdrawal rights are not available to stockholders whose shares have liquidity and are actively traded in the stock market in cases of merger or takeover or in case the company elects to take part in a group of companies. Common and preferred shares should be reimbursed upon cancellation of their registration at their value, calculated based on the criteria set forth under Brazilian Corporate Law. If the resolution that gave rise to withdrawal rights was approved more than 60 days after the date when the last balance sheet was approved, the stockholder may demand that his shares be redeemed at a value based on a new balance sheet, dated up to 60 days after the date of the general meeting. Transfer of Control and Increase of Interest in the Share Capital Subject to the provisions of the IUPAR stockholders’ agreement, our bylaws do not contain any provision that is intended to delay, defer or prevent a change in our shareholding control or that would operate only with respect to a merger, acquisition or corporate restructuring of Itaú Unibanco or its subsidiaries. However, according to Brazilian regulation all such transactions must be carried out in accordance with procedures established by CMN and be previously approved by the Central Bank. Brazilian legislation provides that acquisition of control of a publicly held company triggers the requirement for the acquiring party to make a tender offer for all outstanding common shares, at a price equivalent to at least 80% of the price per share paid to the controlling stockholders. Additionally, our bylaws establish the same price rule for the holders of our preferred shares. This legislation also requires our controlling stockholders to make a tender offer for all of our shares if they increase their interest in our share capital to a level that materially adversely affects the liquidity of our shares. AMERICAN DEPOSITARY SHARES General Preferred shares underlying ADSs are kept in Brazil by the custodian, Itaú Unibanco, which is the owner recorded in the register service of our preferred shares. The depositary of our ADS program is JP Morgan Chase, a New York banking corporation, is the depositary of our ADS program (the “Depositary”). In the year ended December 31, 2023, our ADSs were issued by BNY Mellon, as depositary, under a Deposit Agreement, dated as of May 31, 2001, as amended and restated as of February 20, 2002 and as of April 3, 2009, and as of August 17, 2018, effective as of August 27, 2018 and post- effective as of January 13, 2020, among us, the depositary and the owners and beneficial owners of ADSs from time to time. The depositary’s principal executive office is located at 240 Greenwich Street, New York, New York 10286. As of now, our ADSs are issued by JPMORGAN CHASE BANK, as depositary, under a Deposit Agreement, dated as of January 17, 2024, effective as of January 29, 2024, among us, the depositary and the owners and beneficial owners of ADSs from time to time. The depositary’s principal executive office is located at 383 Madison Avenue, Floor 11, New York, New York 10179. ADS holders have no stockholder rights, which are governed by Brazilian Corporate Law. The Depositary is the holder of the preferred shares underlying the ADSs. Holders of ADSs have ADS holder rights. An investor may hold the ADSs directly, registered under his or her name, or indirectly, through a broker or another financial institution. The holders of our ADSs do not have the same rights as our stockholders and the Depositary and holders of corresponding shares in Brazil. The deposit agreement determines the rights and obligations of the ADS holders and is governed by New York law. The following is a summary of the material terms of the Deposit Agreement. Because it is a summary, it does not contain all the information that may be important to the holders. For more complete information, holders should carefully read the entire form of Deposit Agreement and the form of ADR, which contain the terms of the ADSs. Dividends and Other Distributions

- 5 - The Depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on preferred shares, upon payment or deduction of its fees and expenses. ADS holders will receive these distributions in proportion to the number of preferred shares their ADSs represent. Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. Cash. The Depositary will convert any cash dividend or other cash distribution the Company pays on the preferred shares into U.S. dollars if it can do so on a reasonable basis and can transfer the U.S. dollars to the U.S, deducting the Depositary fees. To the extent the Depositary engages in FX Transactions, as defined under the Deposit Agreement, the Depositary can convert any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, and transfer foreign currency or U.S. dollars to the U.S by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis. To the extent that any of the ADSs are not or will not be entitled, by reason of its date of issuance, or otherwise, to receive the full amount of such cash dividend, distribution, or net proceeds of sales, the Depositary will make appropriate adjustments in the amounts distributed to the ADS holders issued in respect of such Deposited Securities. Preferred Shares. Additional ADR evidencing whole ADSs representing any preferred shares available to the Depositary resulting from a dividend or free distribution on ADS and (ii) U.S. dollars available to it resulting from the net proceeds of public or private sales of preferred shares received in a share distribution, which preferred shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of cash. Rights. Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional preferred shares or rights of any nature available to the Depositary as a result of a distribution on ADSs (“Rights”), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of the public or private sales of Rights as in the case of cash, or (iii) to the extent the Company does not so furnish such evidence and/or such sales cannot practicably be accomplished by reason of the non-transferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse). Other distributions. Securities or property available to the Depositary resulting from any distribution on ADS other than cash, share distributions and Rights (“Other Distributions”), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of public or private sales of Other Distributions as in the case of Cash. To the extent that the Depositary determines in its discretion that any distribution pursuant to the above would not be permissible by applicable law, rule or regulation, or is not otherwise practicable with respect to any or all holders of ADSs, the Depositary may in its discretion make such distribution as it so deems permissible and practicable, including the distribution of some or all of any Cash, foreign currency, securities or other property (or appropriate documents evidencing the right to receive some or all of any such Cash, foreign currency, securities or other property), and/or the Depositary may retain and hold some or all of such Cash, foreign currency, securities or other property as Deposited Securities with respect to the applicable holders’ ADRs (without liability for interest thereon or the investment thereof). Rights to Purchase Additional Preferred Shares If the Company offers holders of its securities any rights to subscribe for additional preferred shares or any other rights, the Depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the Depositary does not do any of those things, it will allow the rights to lapse. In that case, holders will receive no value for them. The Depositary will exercise or distribute rights only if the Company asks it to and provide satisfactory assurances to the Depositary that it is legal to do so. If the Depositary exercises rights, it

- 6 - will purchase the securities to which the rights relate and distribute those securities to subscribing ADS holders, but only if ADS holders have paid the exercise price to the Depositary. U.S. securities laws may restrict the ability of the Depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer. Surrender and Withdrawal Subject to certain limitations, liability of ADS holders or Beneficial Owners for taxes, duties or other charges, and charges of the Depositary, and to the provisions of or governing the Deposited Securities (including, without limitation, the Company’s governing documents and all applicable laws, rules and regulations), upon surrender of (a) a certificated ADR in a form satisfactory to the Depositary at the Transfer Office designated by the Depositary or (b) proper instructions and documentation in the case of a direct registration ADR, the ADS holder is entitled to delivery at the Custodian’s office (or from the Custodian, to the extent dematerialized) of the ADS. At the request, risk and expense of the ADS holder, the Depositary will deliver such ADS (including any certificates therefor) at such other place as may have been requested by the ADS holder. Record Date To the extent (i) applicable to the ADRs, (ii) practicable and (iii) agreed by the Depositary and the Company, the Depositary will fix a record date for the ADRs (which date shall be as close as practicable to the corresponding record date for the ADS). Such record date for the ADRs will be for the determination of the ADS holder who will be (a) responsible for the fee assessed by the Depositary for administration of the ADR program and for any expenses provided for in the Deposit Agreement, as well as for the determination of the ADS holder who will be entitled to receive any distribution on or in respect of ADS, (b) entitled to give instructions for the exercise of any voting rights, and/or (c) eligible to receive any notice or to act in respect of other matters that only such ADS holder will be so entitled or obligated. Voting Rights Pursuant to the Company’s Bylaws, the holders of preferred shares and therefore of ADSs are not entitled to vote in our general stockholders’ meetings, except in specific circumstances. Even in such circumstances, ADS holders may be subject to practical restrictions on their ability to exercise their voting rights due to additional operational steps involved in communicating with these holders, as mentioned below. ADS holders may instruct the Depositary how to vote the number of deposited preferred shares their ADSs represent. As soon as practicable after receipt of notice of any meeting at which the holders of preferred shares are entitled to vote, or of solicitation of consents or proxies from holders of shares or other ADS, the Depositary will fix the ADS record date in accordance with the Deposit Agreement provided that if the Depositary receives a written request from the Company in a timely manner and at least thirty (30) days prior to the date of such vote or meeting, the Depositary will, at the Company’s expense, distribute to ADS holders a notice (the “Voting Notice”) stating (i) final information as is contained in the materials provided by the Company particular to such vote and meeting and any solicitation materials, (ii) that each ADS holders on the record date set by the Depositary will, subject to any applicable provisions of the laws of the Federative Republic of Brazil, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the ADSs evidenced by such ADS holders’ ADRs and (iii) the manner in which such instructions may be given or deemed given in accordance with the Deposit Agreement, including instructions to give a discretionary proxy to a person designated by the Company Upon the written request of a holder of ADSs, the Depositary may, and if the Depositary sent a notice under the preceding paragraph will, endeavor to vote or cause to be voted the amount of preferred shares represented by those ADSs in accordance with the instructions set forth in that request. The Depositary will not vote or attempt to exercise the right to vote that attaches to the preferred shares other than in accordance with instructions given by holders and received by the Depositary or as provided in the following sentence. To the extent that (A) the Depositary has been provided with at least thirty-five (35) days’ notice of the proposed meeting from the Company, (B) the Voting Notice will be received by all holders and Beneficial Owners no less than ten (10) days prior to the date of the meeting and/or the cut-off date for the solicitation of consents, and (C)

- 7 - the Depositary does not receive instructions on a particular agenda item from a holder in a timely manner, such holder may be deemed, and the Depositary is instructed to deem such Holder, to have instructed the Depositary to give a discretionary proxy for such agenda item(s) to a person designated by the Company to vote the ADSs for which actual instructions were not so given by all such holders on such agenda item(s), provided that no such instruction may be deemed given and no discretionary proxy may be given (1) in connection with any material event or transaction (i.e., for example a reorganization, recapitalization, change of control, merger, sale, disposition, acquisition or other transformative corporate transaction, or compensation matters and/or arrangements requiring shareholder approval) or (2) unless (a) the Company informs the Depositary in writing that (i) it wishes such proxy to be given with respect to such agenda item(s), (ii) there is no substantial opposition existing with respect to such agenda item(s) and (iii) such agenda item(s), if approved, would not materially or adversely affect the rights of holders of preferred shares, and (b) the Depositary has obtained an opinion of counsel, in form and substance satisfactory to the Depositary, confirming that (i) the granting of such discretionary proxy does not subject the Depositary to any reporting obligations in the Federative Republic of Brazil, (ii) the granting of such proxy will not result in a violation of the laws, rules, regulations or permits of the Federative Republic of Brazil, (iii) the voting arrangement and deemed instruction as contemplated herein will be given effect under the laws, rules and regulations of the Federative Republic of Brazil, and (iv) the granting of such discretionary proxy will not under any circumstances result in the preferred shares represented by the ADSs being treated as assets of the Depositary under the laws, rules or regulations of the Federative Republic of Brazil. Reports and Inspection of Transfer Books The Deposit Agreement, the provisions of or governing ADS and any written communications from the Company, which are both received by the custodian or its nominee as an ADS holder and made generally available to the ADS holders, are available for inspection by ADS holders at the offices of the Depositary in the U.S, on the Commission’s Internet Website or upon request from the Depositary (which request may be refused by the Depositary at its discretion). The Depositary will distribute copies of such communications (or English translations or summaries thereof) to ADS holders when furnished by the Company. Preemptive Rights In the event of a capital increase that maintains or increases the proportion of our capital represented by preferred shares, the holders of ADSs, except as described above, have preemptive rights to subscribe only to newly issued preferred shares. In the event of a capital increase that reduces the proportion of capital represented by preferred shares, the holders of ADSs, except as described above, have preemptive rights to preferred shares in proportion to their interests and to common shares only to the extent necessary to prevent dilution of their interests. Liability for Taxes ADSs holders will be responsible for any taxes or other governmental charges payable on their ADSs or on the deposited securities represented by any of the holder’s ADSs. The Depositary may refuse to register any transfer of ADSs or allow ADSs holders to withdraw the deposited securities represented by the holder’s ADSs until such taxes or other charges are paid, and may withhold any dividends or other distributions or the proceeds thereof, or may sell for the account of the holder any part or all of the deposited securities represented by those ADSs, and may apply those dividends or other distributions or the net proceeds of any sale of that kind in payment of that tax or other governmental charge but, even after a sale of that kind, the holder shall remain liable for any deficiency. Liability of the Company and Depositary The Deposit Agreement expressly limits the Company’s obligations and the obligations of the Depositary. Neither the Depositary nor the Company nor any of their respective directors, employees, agents, affiliates or controlling persons may incur any liability to any holder: (i) A) if any present or future law, rule, regulation, fiat, order or decree of the Federative Republic of Brazil, the U.S or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any ADS, any present or future provision of the Company’s charter, any act of God, war, terrorism,

- 8 - epidemic, pandemic, nationalization, expropriation, currency restrictions, extraordinary market conditions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstance beyond its direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or the ADR provides shall be done or performed by it or them (including, without limitation, voting pursuant to paragraph (12) hereof), or (B) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the Deposit Agreement it is provided will or may be done or performed or any exercise or failure to exercise any discretion given it in the Deposit Agreement or the ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable); (ii) to perform its obligations to the extent they are specifically set forth in the ADR and the Deposit Agreement without gross negligence or willful misconduct and the Depositary will not be a fiduciary or have any fiduciary duty to ADS holders or Beneficial Owners; (iii) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any ADSs or ADR; (iv) in the case of the Company and its agents thereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any ADSs or ADR; and (v) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting preferred shares for deposit, any ADS holder, or any other person believed by it to be competent to give such advice or information and/or, in the case of the Depositary, the Company. Notices and Reports The Depositary may, by agreement between the Company and the Depositary, without the consent of ADS holders, amend the ADR or distribute additional or amended ADRs (with or without calling ADRs for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split up, consolidation, cancellation or other reclassification of ADS, any preferred share distribution or Other Distribution not distributed to ADS holders or any cash, securities or property available to the Depositary in respect of ADS from (and the Depositary is thereby authorized to surrender any ADS to any person and, irrespective of whether such ADS is surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company. Promptly upon the occurrence of any of the changes affecting ADS, the Company will notify the Depositary in writing of such occurrence and as soon as practicable after receipt of such notice from the Company, may instruct the Depositary to give notice thereof, at the Company’s expense, to Holders in accordance with the provisions hereof. Upon receipt of such instruction, the Depositary will give notice to the Holders in accordance with the terms thereof, as soon as reasonably practicable. On or before the first date on which the Company makes any communication available to ADS holders or any securities regulatory authority or stock exchange, by publication or otherwise, the Company will transmit to the Depositary a copy thereof in English or with an English translation or summary. The Company has delivered to the Depositary, the Custodian and any Transfer Office, a copy of all provisions of or governing the preferred shares and any other ADS issued by the Company or any affiliate of the Company and, promptly upon any change thereto, the Company will deliver to the Depositary, the Custodian and any Transfer Office, a copy (in English or with an English translation) of such provisions as so changed. The Depositary and its agents may rely upon the Company’s delivery of all such communications, information and provisions for all purposes of the Deposit Agreement and the Depositary will not have liability for the accuracy or completeness of any thereof. Amendment and Termination

- 9 - Any provisions of the Deposit Agreement may be amended by agreement between the Company and the Depositary without the consent of the holders in any respect. Any amendment that would impose or increase any fees or charges, or that would otherwise prejudice any substantial existing right of holders, will not become effective as to outstanding ADSs until the expiration of 30 days after notice of that amendment has been disseminated to holders of outstanding ADSs. Every holder, at the time any amendment so becomes effective, may be deemed, by continuing to hold ADSs or any interest therein, to consent and agree to that amendment and to be bound by the Deposit Agreement as amended thereby. The Company may initiate termination of the Deposit Agreement by notice to the Depositary. The Depositary may initiate termination of the Deposit Agreement if at any time 60 days may have expired after the Depositary delivered to the Company a written resignation notice and a successor depositary has not been appointed and accepted its appointment. If termination of the Deposit Agreement is initiated, the Depositary will send to the Company and disseminate to holders of all ADSs then outstanding a notice of termination setting a date for termination, which may be at least 30 days after the date of that notice, and the Deposit Agreement may terminate on that termination date. The Depositary may immediately terminate the Deposit Agreement, without prior notice to the Company, any ADS holder or Beneficial Owner or any other person if (A) required by any law, rule or regulation relating to sanctions by any governmental authority or body, (B) the Depositary would be subject to liability under or pursuant to any law, rule or regulation if the Deposit Agreement were not so terminated, or (C) required by any governmental authority or body, in each case as determined by the Depositary in its reasonable discretion At any time after the termination date, if the ADS are listed and publicly traded on a securities exchange , the Depositary may sell the deposited securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADSs that remain outstanding.